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                                                           EXHIBIT 11


                    NAVISTAR INTERNATIONAL CORPORATION
                             AND SUBSIDIARIES
                    ----------------------------------
             COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

     A. Primary: See the Statement of Income (Loss) and Note 7 to the Financial Statements contained in the Navistar International Corporation 1993 Annual Report to Shareowners incorporated herein by reference.

     B. Full Dilution: Net income (loss) per common share assuming full dilution is computed by assuming that all options and warrants which are exercisable below market prices are assumed to be exercised, and the proceeds applied to reduce Common Stock outstanding. The computations assume that convertible preferred and preference stock are converted to Common Stock. Income is divided by the weighted average number of common shares outstanding and unconditionally issuable at the end of each month during the period, adjusted for the net effects of the exercise of options and warrants and the conversion of convertible preferred and preference stocks.
                                           YEARS ENDED OCTOBER 31
Millions of Dollars                      1993       1992       1991
- -------------------------------------- --------   --------   --------
Income (loss)
  of continuing operations ........... $   (273)  $   (147)  $   (165)
Loss of discontinued operations ......        -        (65)         -
                                       --------   --------   --------
Income (loss) before cumulative effect
  of changes in accounting policy ....     (273)      (212)      (165)
Cumulative effect of changes
  in accounting policy ...............     (228)         -          -
                                       --------   --------   --------
Net income (loss) .................... $   (501)  $   (212)  $   (165)
                                       ========   ========   ========

Reconciliation of average number of common and dilutive common equivalent shares per primary computation to amount used for fully diluted computation:

Average number of Common, Class B
  Common and dilutive common equivalent
  shares per primary computation .....     34.9       25.3       25.1
Assuming conversion of Series G ......       .6         .6         .6
Assuming conversion of Series D ......       .1          -         .1
Assuming exercise of options and
  warrants reduced by the number of
  shares which could have been
  purchased with the proceeds from
  exercise of such options
  and warrants .......................        -         .1         .1
                                       --------   --------   --------
Average common and dilutive common
  equivalent shares as adjusted ......     35.6       26.0       25.9
                                       ========   ========   ========
Income (loss) per common share
  assuming full dilution (dollars):
    Continuing operations ............ $  (7.64)# $  (5.67)# $  (6.36)#
    Discontinued operations ..........        -      (2.49)#        -
    Cumulative effect of changes in
      accounting policy ..............    (6.42)#        -          -
                                       --------   --------   --------
Net loss ............................. $ (14.06)# $  (8.16)# $  (6.36)#
                                       ========   ========   ========

     Per share amounts and weighted average number of common shares outstanding have been adjusted to reflect the July 1, 1993, one-for-ten reverse stock split described in Note 21 of the Consolidated Financial Statements in Part I of this Form 10-K.

     # This calculation is submitted in accordance with Regulation S-K item 601(b)(11) of the Securities Exchange Act, although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.



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